Exhibit 10.3

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is entered into as of December 15, 2014, (the “Execution Date”) by and between JAMESTOWN PREMIER 245 FIRST, LLC, a Delaware limited liability company (the “Landlord”), successor-in-interest to MA-Riverview/245 First Street, L.L.C., and AKEBIA THERAPEUTICS, INC., a Delaware corporation (the “Tenant”).

WHEREAS, Landlord’s predecessor and Tenant entered into that certain Office Lease Agreement dated as of December 3, 2013 (the “Lease”) for the lease of certain premises on the eleventh (11th) floor of the Office Building located at 245 First Street, Cambridge, MA 02142 (the “Building”), containing 6,837 rentable square feet (the “Existing Premises”);

WHEREAS, Tenant desires to lease an additional 8,530 rentable square feet of office space on the eleventh (11th) floor of the Building (“Expansion Premises A” or “Expansion Premises”) as shown on Exhibit A, First Amendment, attached hereto and incorporated herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect (i) the expansion of the Existing Premises to include Expansion Premises A and (ii) the modification of certain provisions of the Lease.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.	Demise of Expansion Premises A (8,530 rsf).

A.     Expansion Premises A. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, Expansion Premises A. Said demise of Expansion Premises A shall be for a term commencing on the Substantial Completion Date (the “Expansion Premises A Commencement Date”) of Landlord’s Work (as hereinafter defined) relating to Expansion Premises A and expiring on the Termination Date, which the parties hereby agree is December 31, 2016. The “Estimated Expansion Premises A Commencement Date” is February 1, 2015. Landlord shall use diligent efforts to deliver Expansion Premises A to Tenant on or before the Estimated Expansion Premises A Commencement Date; however, the failure of Landlord to cause the Substantial Completion Date of Landlord’s Work relating to Expansion Premises A to occur on or before the Estimated Expansion Premises A Commencement Date shall in no way affect the validity of the Lease, this First Amendment, or the obligations of Tenant hereunder, and Tenant shall not have any claim against Landlord by reason thereof; provided, however, that if the Substantial Completion Date of Landlord’s Work relating to Expansion Premises A does not occur on or before April 1, 2015, for any reason other than a Tenant Delay (defined below), then Tenant shall receive a rent credit against the next installment(s) of Base Rent payable hereunder in an amount equal to the product of (x) the number of days that elapse after April 1, 2015 (as such date may be extended by reason of Tenant Delay) until the occurrence of the Substantial Completion Date of Landlord’s Work relating to Expansion Premises A, multiplied by (y) $1,492.75 (the “Expansion Premises A Rent Credit”).

Except as set forth herein, said demise of Expansion Premises A shall be upon all of the terms and conditions set forth in the Lease (as amended by this First Amendment) applicable to the Existing Premises. Effective as of the Expansion Premises A Commencement Date, (x) all references in the Lease to “Premises” shall be deemed to mean the “Existing Premises” and “Expansion Premises A”, collectively, and (y) Tenant’s Building Pro Rata Share shall be increased to 9.3301%, and (z) Tenant’s Common Area Pro Rata Share shall be increased to 5.1631%.

B.     Rent-Expansion Premises A. Commencing on the Expansion Premises A Commencement Date, Tenant shall pay Base Rent and Additional Rent for Expansion Premises A as set forth below, subject to any applicable Expansion Premises A Rent Credit:

(i)     Base Rent.

Lease Year	Annual Base Rent	Monthly Base Rent	Per Rentable Square Foot
Expansion Premises A Commencement Date through December 31, 2015	$537,390.00	$44,782.50	$63.00
January 1, 2016 through December 31, 2016	$545,920.00	$45,493.33	$64.00

(ii)     Additional Rent. Tenant shall pay Tax Excess, Expense Excess, and Common Area Expense Excess for Expansion Premises A in accordance with the provisions of Exhibit B of the Lease, except that from and after the Expansion Premises A Commencement Date:

(1)     the Base Year for Taxes for the Expansion Premises A shall be the fiscal year 2016 (i.e., July 1, 2015 through June 30, 2016); and

(2)     the Base Year for Expenses and for Common Area Expenses for Expansion Premises A shall be the calendar year 2015.

(iii)     Electricity Charges. Tenant shall pay electricity charges for Expansion Premises A in accordance with the provisions of Section 7.02 of the Lease.

2.	Existing Premises.

A.     Base Rent-Existing Premises. The Base Rent for the Existing Premises shall remain as set forth in the Lease prior to the Execution Date of this First Amendment.

B.     Condition of Existing Premises. Tenant is in possession of the Existing Premises and accepts the same “as is”, without any obligation on the part of Landlord to refurbish the Existing Premises, and without any representation by Landlord to Tenant as to the condition of the Existing Premises or the Building, except as otherwise provided in the Lease which shall apply to Expansion Premises. Nothing herein contained shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease.

3.	Landlord’s Work/Landlord’s Contribution.

A.    Landlord’s Work. Subject to Landlord’s Contribution (as hereinafter defined), Landlord shall prepare the Expansion Premises for occupancy by Tenant and perform the work described on Exhibit B-First Amendment attached to this First Amendment (“Landlord’s Work”), using Building standard materials, methods, and finishes comparable to the materials and finishes in the Existing Premises, and in compliance with Landlord’s Plans (as such term is defined below).

Promptly after the Execution Date, Landlord shall engage DBA-W Architects as the architect (the “Architect”), to prepare final construction documents (“Landlord’s Plans”) for Landlord’s Work, which shall include detailed architectural drawings and specifications, including mechanical, electrical and plumbing (“MEP”) drawings to the extent any portion of Landlord’s Work consists of MEP work. Landlord’s Plans with respect to the Expansion Premises shall be submitted to Tenant for its approval by no later than December 31, 2014 (the “Plan Delivery Date”). From the Execution Date until the Plan Delivery Date, Landlord and Tenant shall work together on the design of the renovations to the Expansion Premises consistent with the scope of Landlord’s Work. Tenant’s approval of Landlord’s Plans shall not be unreasonably withheld, conditioned, or delayed. Tenant shall respond to any written request from Landlord, the Architect, Landlord’s contractor and/or Landlord’s construction representative for approvals or information in connection with Landlord’s Work within five (5) business days after Tenant’s receipt of such written request. Failure by Tenant to approve or disapprove in writing any submission of Landlord’s Plans or respond in writing to any requests for approval of Landlord’s Plans within (i) three (3) business days after the initial submission and (ii) two (2) business days after any subsequent submission shall constitute Tenant’s approval of such submission. Landlord shall use good faith efforts to respond to any written request for information from Tenant or any request for consent in connection with Landlord’s Work within five (5) business days after Landlord’s receipt of such written request.

Landlord shall request bids for the construction of Landlord’s Work from at least three (3) general contractors reasonably acceptable to both Landlord and Tenant. Landlord shall obtain such bids within twenty (20) business days after the Landlord’s Plans are sufficiently completed for construction bidding. Tenant shall have the right to review all bids within three (3) business days after receipt thereof. Landlord agrees to select the lowest qualified bid unless Landlord reasonably determines to select another bid based on projected delivery dates, in which event Landlord shall share such reason with Tenant. If Tenant reasonably determines that the bid selected by Landlord is higher than is reasonably acceptable to Tenant, then Tenant shall have a one-time right to give request changes to Landlord’s Work. In order to exercise such one-time right to request changes to Landlord’s Work in order to reduce the Cost of Landlord’s Work, Tenant shall, on or before the date three (3) business days after Tenant receives Landlord’s notice to Tenant of the bid selected by Landlord, give written notice to Landlord specifying the changes in Landlord’s Work requested by Tenant. Such changes shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed). Based upon the revised plans for Landlord’s Work, based upon the changes requested by Tenant, as approved by Landlord, as aforesaid, Landlord shall again request bids for the construction of Landlord’s Work from at least three (3) general contractors reasonably acceptable to both Landlord and Tenant. Tenant shall have the right to review the revised bids within three (3) business days after receipt thereof. Landlord agrees to select the lowest qualified bid unless Landlord reasonably determines to select another bid, in which event Landlord shall share such reason with Tenant.

For the purposes of this Section 3: (i) if the cost of Landlord’s Work described in the bid selected by Landlord is equal to, or less than, the Landlord Contribution (the “Maximum Amount”), then “Tenant’s Share” shall be 0%, and (ii) if the cost of such Landlord’s Work is greater than the Maximum Amount, then Tenant’s Share shall be a fraction, the numerator of which is the amount by which the total cost of such Landlord’s Work exceeds the Maximum Amount, and the denominator of which is the total cost of such Landlord’s Work.

If the cost of Landlord’s Work described in the bid selected by Landlord exceeds the Maximum Amount (such amount exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay Tenant’s Share of Excess Costs to Landlord prior to commencement of the Landlord’s Work and any delay in such payment shall be deemed a Tenant Delay. Any Excess Costs not expended by Landlord shall be promptly refunded to Tenant, or credited against the next payment of Rent, following Landlord’s final payment to the general contractor. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease

Landlord shall complete Landlord’s Work in a good and workmanlike manner in accordance with Landlord’s Plans and in compliance with all applicable laws. Tenant agrees that Landlord may make any changes in Landlord’s Work from that shown on Landlord’s Plans, the necessity or desirability of which becomes apparent following approval of Landlord’s Plans, upon prior written notice to Tenant for non-substantial changes (which approval shall not be unreasonably withheld, conditioned, or delayed) and with the approval of Tenant for substantial changes (which approval shall be in Tenant’s reasonable discretion). Tenant shall have the right to request changes in Landlord’s Work (a “Change Order”) provided that: (x) any changes shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, (y) Tenant shall pay any increase in cost associated with such change within 5 business days of Landlord’s consent to such Change Order, and (z) any delay arising from any such changes shall be deemed to be a Tenant Delay.

The “Substantial Completion Date” is defined as (x) the date that Landlord’s Work with respect to the renovation of the Expansion Premises has been substantially completed by Landlord, except for minor or insubstantial details of construction, decoration or mechanical adjustments which remain to be done in the Expansion Premises or any part thereof that do not materially interfere with Tenant’s use and enjoyment of the Expansion Premises, and for which a final and permanent certificate of occupancy has been issued by the City of Cambridge Inspectional Services Department or (y) such earlier date on which Landlord’s Work would have been substantially completed, as aforesaid, but for any Tenant Delay. Landlord shall notify Tenant of the anticipated date of Substantial Completion for the Expansion Premises in a notice given at least fifteen (15) business days prior to the anticipated Substantial Completion Date for each such portion of Landlord’s Work. Upon the Substantial Completion Date, Landlord shall provide a certificate from the Architect certifying to Landlord and Tenant that Landlord’s Work has been substantially completed in accordance with Landlord’s Plans and the terms and provisions of the Lease

For purposes of this Lease, a “Tenant Delay” is defined as any delay in the performance of Landlord’s Work to the extent (i) due to special work, changes, alterations or additions to Landlord’s Plans required or made by Tenant for which Landlord notifies Tenant that there will be a resulting delay, (ii) caused in whole or in part by Tenant through the delay of Tenant in supplying required information, approving plans, specifications or estimates, giving authorizations or otherwise after the required time set forth above, or (iii) caused in whole or in part by delay and/or default on the part of Tenant or its contractors; provided, however, that no Tenant Delay shall be deemed to occur under clauses (ii) or (iii) above, until Landlord gives notice thereof to Tenant (which in this case may be oral if given to Tenant’s Construction Representative); and in any event, no such notice from Landlord to Tenant shall be required where the Tenant Delay is based upon Tenant’s failure to act within a time certain set forth in this First Amendment. Landlord’s Architect’s Certificate of Substantial Completion with respect to the Expansion Premises given in good faith shall be deemed conclusive of the statements therein contained and binding upon Tenant unless within fifteen (15) business days after Tenant’s receipt of such Certificate, Tenant gives written notice to Landlord setting forth with specificity Tenant’s objections thereto.

Tenant acknowledges that Landlord’s Work will be performed during Tenant’s occupancy of the Existing Premises. Landlord shall use diligent efforts to coordinate Landlord’s Work with Tenant’s schedule, whenever possible, to minimize disruption to Tenant’s business operations, but there shall be no diminution or abatement of Annual Base Rent or Additional Rent or other compensation due from Landlord to Tenant hereunder, nor shall the Lease or this First Amendment be affected or any of the Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any inconvenience or disruption to Tenant’s business operations, except in the event of Landlord’s willful misconduct or gross negligence. Notwithstanding the foregoing, during Tenant’s normal business hours Landlord shall be prohibited from (i) performing demolition work, (ii) shooting track, (iii) installing drywall and (iv) performing any other work that would constitute a nuisance or disruption as reasonably determined by Tenant.

B.     Tenant shall have the right to hire an individual or individuals to act as Tenant’s representative with respect to certain construction matters (“Tenant’s Construction Representative”). Upon Tenant’s notice to Landlord of such representative, Landlord hereby agrees to allow Tenant’s Construction Representative to participate in all meetings with Landlord and Tenant related to Landlord’s Work.

C.     Landlord’s Contribution. Landlord hereby grants to Tenant an allowance in the amount of $99,545.10 (i.e., $11.67 per rentable square foot of the Expansion Premises) for the purpose of paying the cost of performing Landlord’s Work (the “Allowance”). “Landlord’s Contribution” shall be equal to the lesser of: (x) the actual cost of Landlord’s Work (the “Cost”); or (y) the Allowance. For purposes of this First Amendment, the Cost shall be the actual cost to Landlord of performing Landlord’s Work including, without limitation, all architectural, engineering and design fees and expenses, a construction management fee payable to Landlord or its affiliate (not to exceed three percent (3%) of the hard costs of Landlord’s Work), construction documents and all contractor charges for the cost of work and materials, profit, general conditions and overhead and supervision, all filing fees and other permitting costs, provided, however, that in no event shall the soft costs of Landlord’s Work exceed fifteen percent (15%) of the Allowance.

D.     Early Access. With Landlord’s prior written consent, which shall not be unreasonably withheld based upon the anticipated effect of Tenant’s entry on the performance of Landlord’s Work, Tenant shall have the right to enter the Expansion Premises during normal business hours or other hours agreed to by the parties before the occurrence of the applicable Commencement Date for the Expansion Premises (the “Early Entry Period”) and without payment of Rent, to perform such work (including, without limitation, the installation of computer systems, telephone equipment, cabling, furniture, fixtures and other special improvements) or decoration as is to be performed by, or under the direction or control of, Tenant and as is otherwise in compliance with the terms of the Lease. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant. Landlord shall have the right to terminate or suspend Tenant’s early access entry into the Expansion Premises upon written notice to Tenant at any time that Landlord determines, in Landlord’s reasonable judgment, that such entry is delaying or interfering with, or otherwise adversely affecting, the timely and efficient performance of Landlord’s Work.

E.     Limited Warranty. Landlord shall guarantee Landlord’s Work against defective design, workmanship and materials, latent or otherwise, for a period of one (1) year following the Substantial Completion Date of Landlord’s Work (the “Warranty Period”). By virtue of the foregoing guaranty, Landlord shall repair or replace at its sole cost and expense any defective item occasioned by defective design, workmanship or materials that Tenant discovers during the Warranty Period and provides written notice to Landlord of promptly after discovery but in any event prior to the expiration of the applicable Warranty Period, as the case may be. On the expiration of the Warranty Period, Landlord must deliver to Tenant originals of all continuing, express and assignable (at no cost to Landlord) guaranties and warranties issued or made in connection with the construction of Landlord’s Work. Notwithstanding the foregoing, Landlord shall remain responsible for all obligations set forth in the Lease and shall not be permitted to pass through any of the costs associated with the foregoing as costs to the Tenant whether as Expenses or Common Area Expenses.

4.	Base Building.

A.     Prior to the Expansion Premises A Commencement Date, Landlord, at Landlord’s sole cost and expense, shall replace the heat pumps currently existing in the Expansion Premises that Landlord in good faith determines, based on a report prepared by a third party, are past their useful life. Landlord shall replace said heat pumps with heat pumps that have a useful life beyond the Extension Term (as such term is defined herein). Landlord shall not be entitled to pass through any of the costs or expenses related to the replacement of the heat pumps as Expenses or Common Area Expenses.

B.     Landlord represents and warrants that the roof of the Building is watertight and that the Building systems (i.e., HVAC, electrical, life safety, and plumbing) are in good working order and shall be in good working order on the Expansion A Premises Commencement Date, and Landlord shall maintain said roof and Building systems throughout the Term and Extension Term (as hereinafter defined), if any, in said watertight and good working condition.

5.	Extension Option.

A.     Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Extension Option”) for one (1) additional period of five (5) years commencing on the day following the Termination Date and ending on the fifth (5th) anniversary of the Termination Date (the “Extension Term”), if:

1.      Landlord receives notice of exercise (“Initial Extension Notice”) not later than twelve (12) full calendar months prior to the expiration of the Term and not earlier than eighteen (18) full calendar months prior to the expiration of the Term; and

2.     No Default beyond any applicable notice and cure period exists at the time that Tenant delivers its Initial Extension Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.     No more than twenty-five (25) percent of the Premises is sublet (other than pursuant to a Business Transfer, as defined in Article 11 of the Lease) at the time that Tenant delivers its Initial Extension Notice or at the time Tenant delivers its Binding Notice; and

4.     The Lease has not been assigned (other than pursuant to a Business Transfer, as defined in Article 11 of the Lease) prior to the date that Tenant delivers its Initial Extension Notice or prior to the date Tenant delivers its Binding Notice.

B.     Terms Applicable to Premises during the Extension Term. The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises. Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of the Lease.

Tenant shall pay Additional Rent (i.e., Taxes, Expenses, and Common Area Expenses) for the Premises during the Extension Term in accordance with the terms of Article 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes, Expenses, Common Area Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Extension Term. The Base Year for Taxes for the Extension Term shall be the fiscal year 2022 and the Base Year for Expenses and for Common Area Expenses shall be the calendar year 2021.

C.     Initial Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Initial Extension Notice (but no sooner than twelve (12) months prior to the expiration of the Term), Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Extension Term. Tenant, within fifteen (15) business days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Extension Term, shall either (i) give Landlord written notice that Tenant accepts Landlord’s Base Rent for the Extension Term (“Binding Notice”) or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen-(15)-business day period, Tenant shall be deemed to have provided a Rejection Notice. If Tenant provides or is deemed to have provided Landlord with a Binding Notice, Landlord and Tenant shall enter into the Extension Amendment (as defined below) upon the terms and conditions set forth herein and in Landlord’s notice as to Base Rent for the Extension Term. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Extension Term. Upon agreement, Landlord and Tenant shall enter into the Extension Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, then the Prevailing Market rate shall be determined in accordance with the arbitration procedures described in Section D below.

D.      Arbitration Procedure.

1.      If Landlord and Tenant have failed to reach agreement as to the Prevailing Market rate within thirty (30) days after the date of the Rejection Notice, then, within ten (10) days after the expiration of such thirty-(30)-day period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Extension Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within ten (10) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years’ experience within the previous ten (10) years as a real estate appraiser working in the Kendall Square area of Cambridge, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.     Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Extension Term. If either Landlord or Tenant fails to appoint an appraiser within the ten-(10)-day period referred to above, which failure continues for more than five (5) days after notice thereof to the failing party, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty-(20)-day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises for the purpose of determining Base Rent for the Extension Term. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.     If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Extension Term for the Premises.

E.     Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Rent, Term, Termination Date as expressly provided herein and other mutually agreeable appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after final determination of the Prevailing Market rate applicable during the Extension Term, and Tenant shall execute and return the Extension Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

F.     Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms’ length fair market annual rental rate per rentable square foot under direct leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Kendall Square area of Cambridge, taking into account all relevant factors including proximity to public transportation and retail amenities. The determination of Prevailing Market shall take into account all relevant factors including any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, tenant improvements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

6.	Right of First Offer.

A.     Grant of Option; Conditions. Tenant shall have a one-time right of first offer (the “Right of First Offer”) with respect to available office space on the tenth (10th) floor of the Building (each such space being referred to herein as “Offering Space”); provided, however, that if Landlord makes available Offering Space to Tenant prior to December 31, 2014, and Tenant does not timely provide to Landlord a Notice of Exercise, and if Landlord does not consummate a transaction for such Offering Space with a party other than Tenant within 90 days following the date that such Offering Space is offered to Tenant, then Tenant shall have an additional Right of First Offer with respect to such Offering Space tendered to Tenant prior to December 31, 2014. Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that an existing tenant in any Offering Space will not extend, renew the term of its lease or enter into a new lease directly with Landlord, for any Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant, subtenant or any party holding expansion rights to such space as of the Execution Date as provided in Subsection E below), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant, including Tenant’s improvement allowance, if any, renewal term and all other terms. Tenant may lease such Offering Space under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) business days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

1.     a Default of Tenant beyond any applicable notice and cure exists at the time that Landlord would otherwise deliver the Advice; or

2.     no more than ten (10) percent of the Premises is sublet (other than pursuant to a Business Transfer, as defined in Section 11 of the Lease) at the time Landlord would otherwise deliver the Advice; or

3.     the Lease has been assigned (other than pursuant to a Business Transfer, as defined in Section 11 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

4.     Tenant is not occupying more than seventy-five (75) percent the Premises on the date Landlord would otherwise deliver the Advice; or

5.     the existing tenant or subtenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space; or

6.     less than three (3) years remain in the Extension Term (provided, however, that if Tenant still has the right to exercise its Extension Option, then Landlord shall nevertheless give the Advice and Tenant may elect to exercise the Right of First Offer provided that, simultaneously with giving the Notice of Exercise, Tenant gives Landlord an Initial Extension Notice under Section 5 of this First Amendment; provided, further, that (x) in such event, if Landlord and Tenant fail to agree upon the Prevailing Market Rent as defined in said Section 5 of this First Amendment, Tenant shall be required to give the Arbitration Notice, and (y) notwithstanding the provisions of said Section 5, the process of determining the Base Rent for the Extension Term shall not commence until the date that is nine (9) months before the Termination Date and all deadlines in said Section 5 shall be adjusted accordingly.

B.     Terms for Offering Space.

1.     The term for the Offering Space shall commence upon the commencement date stated in the Advice and expire on the Termination Date and during such period, such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

2.     Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

3.     The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, including summary process, and the commencement of the term for the Offering Space and commencement of rent shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

C.     Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the ten (10)-Business-Day period provided in Section A above; and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above.

D.     Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share, Parking Spaces, and other mutually agreeable appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and, if the terms and conditions of the Offering Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.     Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

7.      Parking. Tenant is currently using eight (8) parking spaces in accordance with the provisions of Section 1 of Exhibit F of the Lease. Effective as of the Expansion Premises A Commencement Date, Tenant shall be entitled to use eleven (11) additional parking spaces with respect to Expansion Premises A (the “Additional Parking Spaces”), thereby increasing the total number of parking spaces available to Tenant to nineteen (19) spaces (at the parking ratio of 1.2 parking spaces per 1,000 rentable square feet of Premises), to be paid for by Tenant at the then prevailing monthly parking rate, as adjusted from time to time in accordance with the published rates applicable to all tenants of the Building. As of the Execution Date of this First Amendment, the current monthly rate is $280.00 per parking space per month.

8.      Security Deposit. Reference is made to the fact that Landlord is presently holding a Security Deposit in the amount of $125,345.00 in the form of a letter of credit in accordance with the provisions of Section 6 of the Lease. At the time that Tenant executes and delivers this First Amendment to Landlord, Tenant shall also deliver to Landlord an additional Security Deposit with respect to the Expansion Premises in the amount of $179,130.00 (the “Additional Security Deposit”), thereby increasing the Security Deposit to equal $304,475.00 (the “Total Security Deposit”). The Total Security Deposit shall secure Tenant’s obligations under the Lease, as hereby amended, and shall be held by Landlord in accordance with said Section 6 of the Lease.

The Additional Security Deposit may be in the form of cash or letter of credit. If Tenant desires to use a letter of credit for the Additional Security Deposit, then Tenant shall deliver either (i) a new irrevocable letter of credit in the amount of the Additional Security Deposit or (ii) an amendment to the existing Letter of Credit increasing the amount of the Security Deposit to be held by Landlord under Section 6 of the Lease to the Total Security Deposit.

9.     Landlord/Landlord Addresses. Effective as of the date hereof, (a) all references in the Lease to “MA-Riverview/245 First Street, L.L.C.” as Landlord shall be deemed to mean “Jamestown Premier 245 First, LLC”, and (b) Landlord’s notice addresses set forth in Section 1.12 of the Lease shall be deleted in their entirety, and the following addresses shall be substituted therefor:

Jamestown Premier 245 First, LLC

c/o Jamestown

One Overton Park, 12th Floor

3625 Cumberland Boulevard

Atlanta, GA 30339

Attn: Managing Director/Asset Management

and

Jamestown Premier 245 First, LLC

c/o Jamestown

Chelsea Market

75 Ninth Avenue, 5th Floor

New York, NY 10011

Attn: Asset Manager/25 First Street, Cambridge, Massachusetts

With a copy to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110-3333

Attn: Amy Moody McGrath, Esq.

10.     Subordination, Non-Disturbance, and Attornment Agreement. Landlord agrees to use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s current mortgagee and any future mortgagees, and Tenant agrees that (i) any such agreement shall be on such mortgagee’s commercially reasonable form, and (ii) Tenant shall pay any reasonable charges (including legal fees) required by such mortgagee as a condition to entering into such agreement.

11.     Inapplicable Lease Provisions. The Base Rent Abatement Period set forth in Section 1.03, Section 3.03 (Rent Abatement), Exhibit C (Work Letter) and Exhibit C-1 (Space Plans) of the Lease shall have no applicability with respect to the Expansion Premises and this First Amendment.

12.     Limitations on Landlord’s Liability. Tenant shall not assert nor seek to enforce any claim for breach of the Lease against any of Landlord’s assets other than Landlord’s interest in the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under the Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. In addition, Tenant and Landlord agree that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord or Tenant (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord or Tenant) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or Tenant, or arising out of any action taken or omitted for or on behalf of Landlord or Tenant.

13.     Broker. Landlord and Tenant warrant and represent that neither party has dealt with any broker in connection with the consummation of this First Amendment, other than Colliers International and Transwestern RBJ (collectively, the “Broker”) and in the event of any brokerage claims or liens, other than by Broker, against Landlord or Tenant or the Building predicated upon or arising out of prior dealings with Tenant and Landlord, Tenant and Landlord each agree to defend the same and indemnify and hold each other harmless against any such claim, and to discharge any such lien. Any commission payable by Landlord to Broker in connection with this First Amendment shall be paid pursuant to a separate agreement between Landlord and Broker.

14.     No Default. Landlord represents and warrants that to Landlord’s actual knowledge, Tenant is not in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by Tenant thereunder.

15.     Signage. Tenant shall have the right, at its sole cost and expense, to install building standard signage at the entrance to the Premises on the eleventh (11th) floor. Landlord shall, at its expense, list Tenant in the building directory located in the main building lobby.

16.     Miscellaneous. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Except as amended hereby, the Lease is hereby ratified and confirmed.

EXECUTED under seal as of the date first above written.

LANDLORD:
JAMESTOWN PREMIER 245 FIRST, LLC, a Delaware limited liability company
By:	/s/ Shegun Holder
Name:
	Title:	Authorized Signatory
TENANT:
AKEBIA THERAPEUTICS, INC., a Delaware corporation
By:
Name: /s/ John P. Butler
Title: CEO
By:
Name: /s/ Jason A. Amello
Title: SVP, CFO

EXHIBIT A, FIRST AMENDMENT

PLAN OF EXPANSION PREMISES

EXPANSION A
8,530 RSF
SUITE 1110
EXPANSION B
4,238 RSF
SUITE 1100
AKEBIA THERAPEUTICS
6,837 RSF
12/31/16
SUITE 1101

EXPANSION PLAN - AKEBIA LEASE

245 FIRST STREET- ELEVENTH FLOOR - CAMBRIDGE, MA

DBA-W Architects
65 William Street, Suite 110
Wellesley, Massachusetts 02481
t(781)489-0000 f(781)489-0030

09/17/2014

W:\245 First Street\05500.91 Area Calculations\Base Plans\245 First Street\RV2_11th_flr.dwg , Plotted 9/5/2013 11:52 AM, By Jenny Pineros

Exhibit A-1

EXHIBIT B- FIRST AMENDMENT

LANDLORD’S WORK

Landlord’s Work consists of the following which shall be completed using Building standard materials, methods, and finishes comparable to the materials and finishes in the Existing Premises:

●	Painting the entirety of Expansion Premises A.
●	Carpeting the entirety of Expansion Premises A (except as set forth below).
●	Installing VCT tile in those areas of Expansion Premises A where tile currently exists.
●	Replacing the existing ceiling tiles in Expansion Premises A with the same ceiling tiles currently in the Existing Premises.
●

Combining the Existing Premises and Expansion Premises A into a single demised premises by removing the demising walls currently in the location(s) shown on Exhibit A, and patching and painting the area(s) affected thereby.

●	Replace baseboards to coordinate with new carpeting
●	Remove non-working AC unit in server room
●	Make sure blinds are working
●	Replace any non-working lights

Exhibit A-2